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                                                                   EXHIBIT 10.26


                              PATHMARK STORES, INC.

                                  July 1, 2000

Harvey Gutman
c/o Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

             SIDE LETTER TO THE SALE AND RETENTION BONUS AGREEMENT,
         THE EMPLOYMENT AGREEMENT AND CERTAIN ADDITIONAL UNDERSTANDINGS

Dear Harvey:

            This side letter (the "LETTER") sets forth the agreement between you and Pathmark Stores, Inc., a corporation organized under the laws of Delaware (the "COMPANY"), regarding the amendment to the terms of the Sale and Retention Bonus Agreement between you and the Company dated February 1, 2000 (the "BONUS AGREEMENT") and to the terms of the employment agreement between you and the Company, dated February 1, 1999 (the "EMPLOYMENT AGREEMENT"). In addition, this Letter includes an acknowledgement of certain occurrences in connection with the terms of the Employment Agreement. This Letter shall be effective as of the date first set forth above.

A.    AMENDMENTS TO THE BONUS AGREEMENT.

            1. NEW DEFINITIONS. (a) The following definition is hereby added to Section 1 of the Bonus Agreement immediately prior to the definition of "PAYMENT DATE":

            "LIQUIDATION DATE" shall mean January 31, 2001.

            (b) The following definition is hereby added to Section 1 of the Bonus Agreement immediately prior to the definition of "PURCHASER":

            "PLAN EFFECTIVE DATE" shall mean the effective date of the judicial consent to the Joint Prepackaged Chapter 11 Plan of Reorganization of the Company, its parent companies and subsidiaries.

            (c) The following definition is hereby added to Section 1 of the Bonus Agreement immediately prior to the definition of "TRIGGERING EVENT":

            "STOCK OPTION" shall mean any vested or unvested outstanding stock option awarded under any equity compensation plan of the Company or its subsidiaries that is exercisable upon vesting for shares of common stock of the Company or any of its subsidiaries.

            2.    MODIFIED DEFINITION.  The definition of "TRIGGERING EVENT" in
Section 1 of the Bonus Agreement is hereby deleted in its entirety and replaced by the following:

            Prior to the Plan Effective Date, a "TRIGGERING EVENT" shall be deemed to have occurred on the date that any of he following shall have occurred:


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            (A)   any member of the Company Group enters into a binding
      agreement with one or more Independent Third Parties to directly acquire, in exchange for cash, stock, claims, or property, fifty percent or more of the aggregate equity securities of Holdings for which the MLCP Investors and the Equitable Investors (as defined in the Amended and Restated Stockholders Agreement among Holdings and its Stockholders, dated January 22, 1998) (together, the "STOCKHOLDERS") are Beneficial Owners as of the Effective Date;

            (B) any member of the Company Group enters into a binding agreement providing for a merger, consolidation, reorganization or other business combination upon consummation of which one or more Independent Third Parties would own or control fifty percent or more of either (i) the aggregate voting securities of the Company Group, (ii) the aggregate economic interest of the outstanding equity securities of the Company Group or (iii) the aggregate value of the assets of the Company;

            (C) any member of the Company Group enters into transaction upon consummation of which an Independent Third Party would acquire in exchange for cash, stock, claims or property fifty percent or more of either (I) the aggregate equity securities of the Company, PTK Holdings, Inc. or Supermarkets General Holdings Corporation, or (II) the Company's assets; or

            (D) any member of the Company Group files a plan of reorganization or motion for relief in a case under title 11 of the United States Code for the purpose of implementing an agreement or transaction of the type described in any of the preceding clauses (A), (B) or (C);

      PROVIDED, HOWEVER, that a Triggering Event shall not include any change of ownership resulting from a public offering of any of the securities of any of the Company Group pursuant to an effective registration statement under the Securities Act of 1933, as amended.

            On and after the Plan Effective Date, a "TRIGGERING EVENT" shall be deemed to have occurred on the date that any of the following shall have occurred, PROVIDED that a Triggering Event may occur only during the Term (as defined in Section 2 below):

            (A) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 35% or more of the common stock of the Company (the "COMMON STOCK") then outstanding, and the individuals who, as of the Plan Effective Date, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) cease for any reason to constitute at least a majority of such Board; PROVIDED, HOWEVER, that in no event shall a Triggering Event be deemed to have occurred upon any such acquisition by (i) any employee benefit plan of the Company, (ii) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, or (iii) any Person (other than any of Fidelity Management & Research Company or Fidelity Management Trust Company or by any fund or account associated with either Fidelity Management & Research Company or Fidelity Management Trust Company) who as of the Plan Effective Date was the beneficial owner of 15% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all Affiliates of such Person, becomes the beneficial owner of 35% or more of the shares of Common Stock then outstanding whereupon a Change in Control shall be deemed to have occurred;

            (B) the Company enters into a binding agreement with one or more Persons to directly acquire, in exchange for cash, stock, claims or property, 50% or more of the aggregate equity securities of the Company; or

            (C) the Company enters into a binding agreement providing for a merger, consolidation, reorganization or other business combination upon consummation of which one or more Persons would own or control 50% or more of either (i) the aggregate voting securities of the Company, or (ii) the aggregate value of the assets of the Company.


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            For purposes of the above definition of Triggering Event only, the following defined terms shall apply:

            "AFFILIATE" means, with respect to any Person, any other entity which (i) is a Subsidiary of such Person, (ii) is, directly or indirectly, under common control with such Person, or (iii) is, directly or indirectly, controlling such Person.

            "PERSON" means any person, entity or "group" within the meaning of
      Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an entity owned, directly or indirectly, by the shareholders of Pathmark in substantially the same proportions as their ownership of stock of the Company.

            "SUBSIDIARY" means with respect to any Person, any entity of which:

            (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person, and

            (ii) if a partnership, association, limited liability company or other entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person.

            3. TERM. Section 2 of the Bonus Agreement is hereby deleted in its entirety and replaced by the following:

            2. TERM. The term of this Letter Agreement (the "TERM") shall commence on the Effective Date and shall continue until the second anniversary of the Plan Effective Date.

            4. RETENTION BONUS. Section 3 of the Bonus Agreement is hereby deleted in its entirety and replaced by the following:

            3.    RETENTION BONUS.

                  (a) PRIOR TO A TRIGGERING EVENT. In consideration of, and subject to, your continued employment with the Company prior to a Triggering Event and during the period beginning on the Effective Date and ending on the Liquidation Date, the Company will pay you a Retention Bonus equal to the annual rate of your base salary, as in effect on the Payment Date. The Retention Bonus will be paid in two substantially equal installments on each of the Payment Date and the Liquidation Date, subject to your continued employment with the Company on each such date. The Company will pay the Retention Bonus to you in lump sum cash amounts as soon as practicable after the Payment Date and the Liquidation Date but in no event more than thirty days thereafter, respectively.

                  (b) UPON A TRIGGERING EVENT. Upon the occurrence of a Triggering Event, the Retention Bonus shall become immediately payable in full. For purposes of calculating the amount of the Retention Bonus the date of the Triggering Event shall be considered the Payment Date. The Retention Bonus will be paid in a lump sum cash amount as soon as practicable after the date of the Triggering Event.

            5. Section 4(a) of the Bonus Agreement is hereby deleted in its entirety and replaced by the following:

                  (a) GENERAL TERMS. You will become entitled to receive the Sale Bonus in the event that (i) a Triggering Event occurs on or before the end of the Term and (ii) a Change in Control contemplated by such Triggering Event occurs thereafter. The amount of the Sale Bonus shall be equal to 0.00075 multiplied by the Aggregate Consideration; PROVIDED, HOWEVER, that the Sale Bonus shall be reduced by the net value you receive in connection with your Stock Options, if any, that are redeemed for cash or exchanged for other securities at the time of or prior to a Change in Control.


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            6.    Section 5 of the Bonus Agreement is hereby deleted in its
entirety and replaced by the following:

            5.    EFFECT OF TERMINATION OF EMPLOYMENT.

                  (a) INVOLUNTARY TERMINATION. In the event of your Involuntary Termination (as defined in the Employment Agreement) prior to the Liquidation Date, you shall be entitled to receive the Retention Bonus in accordance with the terms of Section 3, as if your employment had continued until such Liquidation Date. In the event of your Involuntary Termination on or after August 1, 2000 and prior to a Triggering Event, you shall remain entitled to receive the Sale Bonus in the event of a subsequent Triggering Event and a corresponding Change in Control in the same manner as if your employment with the Company had continued through the end of the Term.

                  (b) OTHER TERMINATION. In the event that your employment terminates for any reason other than an Involuntary Termination prior to the Payment Date, you shall forfeit your right to the Retention Bonus in its entirety. In the event that your employment terminates for any reason other than an Involuntary Termination after the Payment Date but prior to the Liquidation Date, you shall forfeit your right to any unpaid portion of the Retention Bonus. Similarly, in the event that your employment terminates for any reason other than an Involuntary Termination at any time during the Term, you shall forfeit any right you may have to receive the Sale Bonus.

B.    ACKNOWLEDGEMENT; AMENDMENT TO THE EMPLOYMENT AGREEMENT.

            1. ACKNOWLEDGEMENT OF A SALE OF THE COMPANY. You and the Company hereby acknowledge and agree that, prior to the date of this Letter, a "SALE OF THE COMPANY" (within the meaning of Section 4(d) of the Employment Agreement) has occurred by virtue of the execution of the merger agreement dated March 9, 1999 among two of the Company's parent companies and Royal Ahold N.V., and that any Involuntary Termination (as such term is defined in the Employment Agreement) will be governed by the terms of Section 5(a)(iii) of the Employment Agreement.

            2. AMENDMENT OF "GOOD REASON". The definition of "GOOD REASON" as set forth in Section 5(g)(iii) of the Employment Agreement is hereby amended to add the following subsection (E) immediately after subsection (D):

                  or (E) a material, adverse reduction or diminution in your title, duties, positions or responsibilities with the Company.

C.    FORGIVENESS OF INDEBTEDNESS.


            1. DESCRIPTION OF THE DEBT. You and the Company acknowledge and agree that immediately prior to the date of this Letter, you owed the a parent of the Company, Supermarkets General Holdings Corporation ("HOLDINGS"), $28,000 with respect to a loan made to you by Holdings on March 15, 1990 (the "LOAN AMOUNT").

            2. FORGIVENESS OF DEBT. In consideration of, among other things, your agreement to the amendments set forth above with respect to the Retention Bonus and the Sale Bonus, as of the date of your termination of employment with the Company, its parents, subsidiaries and affiliates, without any further action on your part or on the part of the Company, the Company, as successor to the lending entity, shall automatically forgive the Loan Amount in full and all interest and other accrued amounts


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associated with the Loan Amount and the loan corresponding to such Loan Amount.

            If this Letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Letter, which will then constitute our agreement on this subject.

                                          Sincerely,

                                          Pathmark Stores, Inc.


                                           /s/ Frank  Vitrano
                                          ---------------------
                                           Name:  Frank Vitrano
                                           Title: Executive Vice President



Agreed to as of this 22nd day of DECEMBER, 2000.

          /s/ Harvey Gutman
         ------------------
           Harvey Gutman



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